Exhibit 10.9
MSCI INC.
ANNUAL INCENTIVE PLAN
Section 1.Purpose. The purpose of the MSCI Inc. Annual Incentive Plan (as amended from time to time, the “Plan”) is to provide to certain employees of MSCI Inc. (the “Company”) and its Subsidiaries incentive compensation based upon the achievement of financial, business and other performance goals.
Section 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Award” means a cash incentive award opportunity granted to a Participant under the Plan with respect to a Performance Period in accordance with Section 5.
(b)“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.
(c)“Board” means the Board of Directors of the Company.
(d)“Change in Control” has the meaning set forth in the Omnibus Plan.
(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(f)“Committee” means the Compensation, Talent and Culture Committee of the Board unless another committee is designated by the Board. If there is no Compensation, Talent and Culture Committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
(g)“Disability” means (a) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(h)“Effective Date” means February 23, 2018.

(i) “Executives” means, collectively, each (i) “officer” of the Company (as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) and (ii) other individual as determined by the Committee from time to time to be an “Executive”.
(j)“Final Award” means, with respect to a Performance Period, the amount of an Award that will become payable to a Participant, subject to any additional terms and conditions applicable to the Award, as determined by the Committee under Section 7.
(k)“KPIs” means key performance indicators/effective leadership measures, as may be applicable to a Participant from time to time.
(l)“Omnibus Plan” means the MSCI Inc. 2016 Omnibus Incentive Plan, as may be amended from time to time.
(m)“Participant” means any employee of the Company or any Subsidiary who is selected by the Committee to participate in the Plan.
(n)“Performance Measures” means any one or more performance measures (including, for the avoidance of doubt, any financial measures, financial “grids” and/or KPIs), as determined by (i) the Committee in its sole discretion for Executives or (ii) unless otherwise determined by the Committee, by the Committee’s delegate for all other Participants. Performance Measures may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, Subsidiaries or business or product segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index, one or more of the performance goals themselves, a previous period’s results or to a designated comparison group. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance Measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
(o)“Performance Period” means the Company’s fiscal year, or any other period as determined by the Committee.
(p)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Securities and Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(q)“Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity.

(r)“Target Award” means the amount that a Participant may earn under an Award if targeted performance levels are achieved (including corporate and individual performance). Target Awards may be denominated as a percentage of base salary or a dollar amount.
(s)“Termination of Service” has the meaning set forth in the Omnibus Plan.
Section 3.Eligibility. Any person who is employed by the Company or any Subsidiary (including any Executive) may be designated by the Committee as a Participant from time to time.
Section 4.Administration.
(a)Unless provided otherwise by the Committee, (i) the Committee shall administer the Plan with respect to the Executives who are eligible to participate in the Plan and (ii) the Committee’s delegate shall administer the Plan with respect to all other Participants. With respect to participation in this Plan by Participants other than the Executives, unless otherwise determined by the Committee, all references to “Committee” in this Plan (other than in respect of Section 12 hereof) shall instead refer to the Committee’s delegate.
(b)All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.
(c)To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which any equity securities issued by the Company are quoted or traded. To the extent permitted by applicable law, the Committee may delegate to one or more members of the Committee or officers of the Company the authority to establish the terms of Awards, determine Final Awards or take any other actions permitted under the Plan, within any limits established by the Committee.
(d)Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) subject to Section 3, designate eligible individuals who will be Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (iv) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (v) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations; (vi) make any other determination and take any other action that the Committee in its sole discretion deems necessary or desirable for the administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations; (vii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; and (viii) construe, interpret and apply the provisions of this Plan. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
Section 5.Establishment of Award Terms.
(a)Subject to the limitations described in Section 8, unless otherwise determined by the Committee, the Committee (with respect to the Executives eligible to participate in the Plan) and the Committee’s delegate (with respect to all other Participants) shall establish: (i) the terms of each Award, including the Performance Period; (ii) the positions or names of the employees who will be Participants for the applicable Performance Period; (iii) the Target Award for each Participant or group of Participants (including any minimum or maximum amount); (iv) the applicable Performance Measures and any other additional goals, formulas or performance-based measures relating to the Company, any business unit, Subsidiary or business segment of the Company or to an individual Participant; (v) targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Measures or other goals; and (vi) the formula or methodology that will be applied to determine the extent to which Awards have been earned and any other terms that will be applicable to the Awards, including the payment date, payment conditions and any vesting schedule applicable to any Final Award.
(b)In connection with any Award, the Committee may require a Participant to enter into such agreements as the Committee considers appropriate. Awards may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company or any Subsidiary. The failure by a Participant to satisfy any of the requirements or conditions imposed on any Award by the Committee shall, in the discretion of the Committee, result in the immediate cancellation of any unpaid portion of such Participant’s Award, and such Participant will not be entitled to receive any consideration with respect to such cancellation.
Section 6.Adjustments to Performance Measures, Goals and Formulas. The Committee may adjust, in whole or in part, any Performance Measures or any other applicable goals, formulas or performance-based measures, the targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Measures, goals, formulas or performance-based measures, and the formula or methodology to be applied against the Performance Measures goals, formulas or performance-based measures, as the Committee may deem appropriate and equitable and to avoid undue harm or enrichment to account for any of the following events that occur during a Performance Period, without duplication:
(a)the effects of currency fluctuations;
(b)any adjustments used to derive non-GAAP (Generally Accepted Accounting Principles (“GAAP”)) financial performance measures, as reflected in any Company press release or current report on Form 8-K, annual report on Form 10-K or quarterly report on Form 10-Q;

(c)asset write-downs, write-offs, impairments and losses, and the positive impact on depreciation and amortization expenses as a result of the impairment for the period commencing on the date of the impairment and ending on the last day of the Performance Period;
(d)gains or losses (or amortization thereof) resulting from any newly-enacted law or regulation, litigation and regulatory claims, charges, judgments or settlements, including legal fees;
(e)the effect of changes in tax law, accounting principles, regulatory pronouncements or other such laws or provisions affecting reported results;
(f)reorganization and restructuring programs, capital return strategies or financings or refinancings;
(g)accelerated amortization or write-off of deferred financing and debt discount costs as a result of debt repayments or refinancings;
(h)gains or losses that are the direct result of a major casualty or natural disaster;
(i)the effect of events that are non-recurring, infrequent or unusual in occurrence as deemed appropriate by the Committee in good faith to avoid undue harm or enrichment accounting and non-operational items;
(j)the effect of any acquisition or divestiture on financial statements, including pre-and post-transition, alignment, purchase accounting adjustments, restructuring charges and integration costs;
(k)any errors in calculating projected financial results used as the basis for determining a Performance Measure or goal;
(l)the tax effects of any of the above adjustments; or
(m)any other events, as reasonably determined by the Committee.
    In the event of an acquisition or divestiture of the type described in subsection (j) above, adjustments to performance measures, goals and formulas shall be made as reasonably determined by the Committee. In making this determination, the Committee, may rely on, among other things, the Company’s operating plan, as presented to the Board in connection with approving the annual budget (the “Board Plan”), budget or other planning models, including any analyses or valuations prepared in connection with or underlying the information contained in such Board Plan, budget or other planning model and presented to or relied on by the Board or senior management in connection with approving the acquisition or divestiture, as applicable.
                     The above referenced adjustments pursuant to (a) through (m) above shall be as reflected in the Company’s consolidated financial statements, as applicable, and shall not result in adjustment, individually or in the aggregate, to the performance measures, goals or formulas if such adjustment is considered by the Committee in its good faith judgment to be de minimis.

                     The Committee may delegate to certain officers of the Company the authority to make the referenced adjustments pursuant to (a) through (m) above, subject to such limitations as may be deemed appropriate by the Committee and to extent permitted by applicable law.
Section 7.Determination of Final Awards.
(a)As soon as practicable after the end of each Performance Period, the Committee shall determine the extent to which the targeted achievement levels of the applicable Performance Measures and any other goals, formulas or performance-based measures applicable to each Award have been satisfied.
(b)The Committee may, in its sole discretion, adjust (upward or downward) the Award of any Participant or group of Participants, subject to and in accordance with the requirements of any applicable plan, program, policy or arrangement maintained or entered into by the Company (including the MSCI Inc. Performance Formula and Incentive Plan), as may be in effect from time to time, to the extent applicable to any such Participant.
(c)The Committee (i) shall determine the Final Award for each Participant who is an Executive and (ii) unless as otherwise determined by the Committee, the Committee’s delegate shall determine the Final Award for any other Participant, in each case, after applying any adjustments described in Section 7(b) and subject to the limitations described in Section 8.
Section 8.Payment of Awards.
(a)Subject to Section 9, payment of the Final Awards for a Performance Period shall be made in cash on or as soon as administratively practicable after the Committee’s (or its delegate’s) determination of the Final Awards (or if later, any vesting date or dates applicable to the Final Award), but in no event later than March 15 of the year following the end of the applicable Performance Period (or the applicable vesting date or dates); provided that at the time of grant, subject to Section 13, the Committee may determine that an Award will be paid at a later date.
(b)Notwithstanding Section 8(a), the Company may, in its sole discretion, permit or require the deferral of payment of any Final Award in accordance with the terms of any deferred compensation plan or arrangement established or maintained by the Company or its Subsidiaries from time to time.
Section 9.Effect of a Termination of Service or Change in Control.
(a)Unless otherwise provided (a) in any agreement or arrangement in effect between the Company (or any Subsidiary) and the Participant, (b) by the Committee at the time of the grant of the Award or (c) as the Committee may determine in any individual case, upon the Participant’s Termination of Service for any reason, any unpaid portion of any Award shall be forfeited; provided that, in the event of the Participant’s Termination of Service due to his or her death or Disability, unless otherwise determined by the Committee, such Participant shall receive his or her Final Award in respect of the Performance Period during which such Termination of Service occurs, payable at the same time Final Awards are paid to other Participants, based on, as applicable, (i) for the portion of the Final

Award, if any, based on Performance Measures (other than KPIs), the Company’s actual achievement of the Performance Measures (other than KPIs) over the Performance Period and, (ii) for the portion of the Final Award, if any, based on KPIs, 100% of the target KPIs.
(b)In the event of a Change in Control, unless otherwise determined by the Committee, (i) the Performance Period applicable to any outstanding Award shall cease as of the date immediately prior to such Change in Control, (ii) (A) with respect to the portion of any Award based on Performance Measures (other than KPIs), such Award shall be payable based on the higher of (x) the Company’s actual achievement of the Performance Measures (other than KPIs) for the period commencing on the first day of the Performance Period and ending on the date immediately prior to such Change in Control and (y) 100% and (B) with respect to the portion any Award based on KPIs, such Award shall be payable at 100% of the target KPIs and (iii) any such Award shall be payable by the Company (or the successor or survivor entity (or its parent)) within 60 days of the date of such Change in Control, prorated for the portion of the applicable Performance Period that has elapsed prior to the date of such Change in Control; provided that the Committee may elect not to prorate such Awards in its discretion if the Company’s successor will not be implementing a comparable annual incentive plan for the remaining portion of the year in which the Change in Control occurs. If any Participant is eligible to receive a prorated annual bonus pursuant to any change in control severance plan that is maintained by the Company and in effect at the time of such Change in Control (any such plan, a “CIC Plan”), any such prorated annual bonus payable to such Participant pursuant to such CIC Plan in respect of the year in which the Change in Control occurs will be reduced (but in no event reduced to less than zero) by any Awards paid to such Participant under the Plan in respect of such year.
Section 10.General Provisions Applicable to Awards.
(a)Except pursuant to Section 10(b) or the laws of descent, no Award and no right under any Award may be voluntarily or involuntarily assigned, alienated, sold or transferred, including as between spouses or pursuant to a domestic relations order in connection with dissolution of marriage, or by operation of law other than the laws of descent.
(b)Any designation of a Beneficiary to receive all or part of any Award will be governed by local law. To make a Beneficiary designation, the Participant must coordinate with his or her personal tax or estate planning representative. Any Award (or portion thereof) that become payable upon the Participant’s death will be distributed to his or her estate in accordance with local law rules. A Participant may replace or revoke your Beneficiary designation at any time.
(c)The entire expense of offering and administering the Plan shall be borne by the Company and its Subsidiaries.
(d)Any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment policies the Company has in place from time to time.

(e)Notwithstanding any other provision of the Plan (including Section 8, Section 9 and Section 13), the Committee may determine at any time and in its sole discretion, to accelerate or to delay any amounts payable with respect to any Award, or grant Awards subject to accelerated or delayed payment terms.
(f)No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or Beneficiaries under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants.
(g)The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or the applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding the parties.
(h)Nothing contained in the Plan shall prevent the Committee or the Company from adopting other non-shareholder approved plans, policies and arrangements for granting incentives and other compensation to employees of the Company and its Subsidiaries or adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(i)The Company (or any Subsidiary) shall be authorized to withhold from any payment due with respect to any Final Award the amount of applicable withholding taxes due in respect of an Award as may be necessary in the opinion of the Company (or the Subsidiary) to satisfy all obligations for the payment of such taxes. The Company (or any Subsidiary) shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Subsidiary without the consent of the Participant (or Beneficiary, in the event of the Participant’s death).
(j)If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan shall remain in full force and effect.
(k)This Plan is unfunded and unsecured. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
Section 11.Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

Section 12.Amendment, Modification, Suspension and Termination of the Plan; Rescissions and Corrections. Except to the extent prohibited by applicable law, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 13.Section 409A of the Code. With respect to any Award subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and, to the extent necessary, deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s termination of employment (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s termination of employment, except as permitted under Section 409A of the Code. To the extent any amount that is “nonqualified deferred compensation” for purposes of Section 409A of the Code becomes payable upon a termination of employment, such termination of employment shall not be deemed to have occurred any earlier than a “separation from service” would occur under Section 409A of the Code, and related regulations and guidance thereunder. Notwithstanding any of the foregoing, the Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the provisions thereof.
Section 14.Governing Law. The Plan shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.